Exhibit 77Q1G

AGREEMENT AND PLAN OF ACQUISITION AND LIQUIDATION
BETWEEN ALLIANCE ALL-MARKET ADVANTAGE FUND, INC.
AND ALLIANCEBERNSTEIN LARGE CAP GROWTH FUND, INC.

As of August 2, 2007

This Agreement and Plan of Acquisition and Liquidation (the Plan) is made as of this 2nd day of August, 2007, by and between AllianceBernstein Large Cap Growth Fund, Inc. (Large Cap Growth), a Maryland corporation, and Alliance All-Market Advantage Fund, Inc. (the Acquired Fund), a Maryland corporation.

WHEREAS, Large Cap Growth is an open-end management investment company registered with the Securities and Exchange Commission (the SEC) under the Investment Company Act of 1940, as amended (the 1940 Act), and the Securities Exchange Act of 1934, as amended (the 1934 Act);

WHEREAS, the Acquired Fund is a closed-end management investment company registered with the SEC under the 1940 Act and the 1934 Act, and shares of common stock of which Fund are currently purchased and sold on the New York Stock Exchange (the NYSE);

WHEREAS, the parties desire that Large Cap Growth acquire the assets and assume the liabilities of the Acquired Fund in exchange for shares of equal net asset value of Large Cap Growth and the distribution of such shares of Large Cap Growth to the Stockholders of the Acquired Fund (the Acquisition) and that the Acquired Fund thereafter liquidate and dissolve; and

WHEREAS, the parties intend that the Acquisition qualify as a reorganization within the meaning of Section 368(a) of the United States Internal Revenue Code of 1986, as amended (the Code), and any successor provisions, and that with respect to the Acquisition, Large Cap Growth and the Acquired Fund will each be a party to a reorganization within the meaning of Section 368(b) of the Code;

Now, therefore, Large Cap Growth and the Acquired Fund agree as follows:

1.Definitions

In addition to the terms elsewhere defined herein, each of the following terms shall have the meaning indicated for that term as follows:

1933 Act Securities Act of 1933, as amended.
Large Cap Growth Share A share of Class A common stock of Large
Cap Growth.
Assets All assets of any kind and all interests, rights, privileges and powers of or attributable to the Acquired Fund or its shares, as appropriate, whether or not determinable at the appropriate Effective Time and wherever located, including, without limitation, all cash, cash equivalents, securities, claims (whether absolute or contingent, known or unknown, accrued or unaccrued or conditional or unmatured), contract rights and receivables (including dividend and interest receivables) owned by the Acquired Fund or attributable to its shares and any deferred or prepaid expense, other than unamortized organizational expenses, shown as an asset on the Acquired Funds books.
Closing Date Shall be on such other date following the date that Stockholders of the Acquired Fund approve the Plan as the parties may agree.
Effective Time 5:00 p.m., Eastern Time, on the Closing Date, or such other time as the parties may agree to in writing.


Financial Statements The audited financial statements of the relevant Fund for its most recently completed fiscal year and, if applicable, the unaudited financial statements of that Fund for its most recently completed semi-annual period.
Fund Large Cap Growth and/or the Acquired Fund, as the case may be. Liabilities All liabilities, expenses and obligations of any kind whatsoever of the Acquired Fund, whether known or unknown, accrued or unaccrued, absolute or contingent or conditional or unmatured, except that expenses of the Acquisition contemplated hereby to be paid by the Acquired Fund pursuant to Section 24 of the Plan and which shall not be assumed or paid by the Large Cap Growth shall not fall within the definition of Liabilities for purposes of this Plan.
N-14 Registration Statement The Registration Statement of Large Cap Growth on Form N-14 under the 1940 Act that will register the Large Cap Growth Shares to be issued in the Acquisition and will include the proxy materials necessary for the Stockholders of the Acquired Fund to approve the Acquisition.
Valuation Time The close of regular session trading on the NYSE on the Closing Date, when for purposes of the Plan, Large Cap Growth determines its net asset value per Large Cap Growth Share and the Acquired Fund determines the net value of the Assets.
NAV A Funds net asset value is calculated by valuing and totaling assets and then subtracting liabilities and then dividing the balance by the number of shares that are outstanding.
2.Regulatory Filings

Large Cap Growth shall promptly prepare and file the N-14
Registration Statement with the SEC, and Large Cap Growth and the
Acquired Fund also shall make any other required or appropriate filings with respect to the actions contemplated hereby.

3.Stockholder Action

As soon as practicable after the effective date of the N-14 Registration Statement, the Acquired Fund shall hold a Stockholders meeting to consider and approve the Acquisition and this Plan and such other matters as the Board of Directors may determine. Such approval by the Stockholders of the Acquired Fund shall, to the extent necessary to permit the consummation of the transactions contemplated herein without violating any investment objective, policy or restriction of the Acquired Fund, be deemed to constitute approval by the Stockholders of a temporary amendment of any investment objective, policy or restriction that would otherwise be inconsistent with or violated upon the consummation of such transactions solely for the purpose of consummating such transactions.

4.Transfer of the Acquired Funds Assets

Large Cap Growth and the Acquired Fund shall take the following steps with respect to the Acquisition, as applicable:

(a) On or prior to the Closing Date, the Acquired Fund shall pay or provide for the payment of all of the Liabilities, expenses, costs and charges of or attributable to the Acquired Fund that are known to the Acquired Fund and that are due and payable prior to or as of the Closing Date.

(b) Prior to the Effective Time, except to the extent prohibited by Rule 19b-1 under the 1940 Act, the Acquired Fund will declare to Acquired Fund Stockholders of record a dividend or dividends which, together with all previous such dividends, shall have the effect of distributing (a)all the excess of (i)Acquired Funds investment income excludable from gross income under Section 103(a) of the Code over (ii) Acquired Funds deductions disallowed under Sections 265 and 171(a)(2) of the Code, (b) all of Acquired Funds investment company taxable income (as defined in Code
Section 852), (computed in each case without regard to any deduction for dividends paid), and (c) all of Acquired Funds net realized capital gain (as defined in Code Section 1222), if any (after reduction for any capital loss carryover), in each case for both the taxable year ending on September 30, 2007, and for the short taxable year beginning on October 1, 2007, and ending on the Closing Date. Such dividends will be declared and paid to ensure continued qualification of the Acquired Fund as a regulated investment company for tax purposes and to eliminate fund-level tax.

(c) At the Effective Time, pursuant to Articles of Transfer accepted for record by the State Department of Assessments and Taxation of Maryland (the SDAT), the Acquired Fund shall assign, transfer, deliver and convey the Assets to Large Cap Growth, subject to the Liabilities. Large Cap Growth shall then accept the Assets and assume the Liabilities such that at and after the Effective Time (i) the Assets at or after the Effective Time shall become and be assets of Large Cap Growth, and (ii)the Liabilities at the Effective Time shall attach to Large Cap Growth, and shall be enforceable against Large Cap Growth to the same extent as if initially incurred by Large Cap Growth.

(d) Within a reasonable time prior to the Closing Date, the Acquired Fund shall provide, if requested, a list of the Assets to Large Cap Growth. The Acquired Fund may sell any asset on such list prior to the Effective Time. After the Acquired Fund provides such list, the Acquired Fund will not acquire any additional securities or permit to exist any encumbrances, rights, restrictions or claims not reflected on such list, without the approval of Large Cap Growth. Within a reasonable time after receipt of the list and prior to the Closing Date, Large Cap Growth will advise the Acquired Fund in writing of any investments shown on the list that Large Cap Growth has determined to be inconsistent with its investment objective, policies and restrictions. The Acquired Fund will dispose of any such securities prior to the Closing Date to the extent practicable and consistent with applicable legal requirements, including the Acquired Funds investment objectives, policies and restrictions. In addition, if Large Cap Growth determines that, as a result of the Acquisition, Large Cap Growth would own an aggregate amount of an investment that would exceed a percentage limitation applicable to Large Cap Growth, Large
Cap Growth will advise the Acquired Fund in writing of any such limitation and the Acquired Fund shall dispose of a sufficient amount of such investment as may be necessary to avoid the limitation as of the Effective Time, to the extent practicable and consistent with applicable legal requirements, including the Acquired Funds investment objectives, policies and restrictions.

(e) The Acquired Fund shall assign, transfer, deliver and convey the Assets to Large Cap Growth at the Effective Time on the following basis:

(1) The value of the Assets less the Liabilities, both determined as of the Valuation Time, shall be divided by the then NAV of one Large Cap Growth Share, and, in exchange for the transfer of the Assets, Large Cap Growth shall simultaneously issue and deliver to the Acquired Fund the number of full Large Cap Growth Shares so determined that are allocable to all shares held by or for those stockholders of the Acquired Fund on a stockholder by stockholder basis plus fractional Large Cap Growth Shares, rounded to the third decimal place or such other decimal place as the parties may agree to in writing;

(2) The NAV of the Large Cap Growth Shares to be delivered to the Acquired Fund shall be determined as of the Valuation Time in accordance with Large Cap Growths then applicable valuation procedures, and the net value of the Assets to be conveyed to Large Cap Growth shall be determined as of the Valuation Time in accordance with the then applicable valuation procedures of the Acquired Fund; and

(3) The portfolio securities of the Acquired Fund shall be made available by the Acquired Fund to State Street Bank and Trust Company, as custodian for Large Cap Growth (the Custodian), for examination no later than five business days preceding the Valuation Time. On the Closing Date, such portfolio securities and all the Acquired Funds cash shall be delivered by the Acquired Fund to the Custodian for the account of Large Cap Growth, such portfolio securities to be duly endorsed in proper form for transfer in such manner and condition as to constitute good delivery thereof in accordance with the custom of brokers or, in the case of portfolio securities held in the U.S. Treasury Departments book-entry system or by The Depository Trust Company, Participants Trust Company or other third party depositories, by transfer to the account of the Custodian in accordance with Rule 17f-4, Rule 17f-5 or Rule 17f-7, as the case may be, under the 1940 Act and accompanied by all necessary federal and state stock transfer stamps or a check for the appropriate purchase price thereof. The cash delivered shall be in the form of currency or certified or official bank checks, payable to the order of the Custodian or shall be wired to an account pursuant to instructions provided by Large Cap Growth.

(f) Promptly after the Closing Date, the Acquired Fund will deliver to Large Cap Growth a Statement of Assets and Liabilities of the Acquired Fund as of the Closing Date.

5. Liquidation and Dissolution of the Acquired Fund, Registration of Large Cap Growth Shares and Access to Record

The Acquired Fund and Large Cap Growth also shall take the following steps, as applicable:

(a) At or as soon as reasonably practical after the Effective Time, the Acquired Fund shall liquidate and dissolve by transferring pro rata to its Stockholders of record, the Large Cap Growth Shares it receives pursuant to Section 4(e)(1) of this Plan. Large Cap Growth shall establish accounts on its share records and note on such accounts the names of the former Acquired Fund Stockholders and the amounts of Large Cap Growth Shares that former Acquired Fund Stockholders are due based on their respective holdings of shares of the Acquired Fund as of the close of business on the Closing Date. Large Cap Growth shall not issue certificates representing Large Cap Growth Shares in connection with such exchange. All issued and outstanding shares in connection with such exchange will be simultaneously cancelled on the books of the Acquired Fund. Ownership of Large Cap Growth Shares will be shown on the books of Large Cap
Growths transfer agent.

Following distribution by the Acquired Fund to its Stockholders of all Large Cap Growth Shares delivered to the Acquired Fund, the Acquired Fund shall wind up its affairs and shall take all steps as are necessary and proper to dissolve as soon as is reasonably possible after the Effective Time.

(b) At and after the Closing Date, the Acquired Fund shall provide Large Cap Growth and its transfer agent with immediate access to: (i)all records containing the names, addresses and taxpayer identification numbers of all of the Acquired Funds Stockholders and the number and percentage ownership of the outstanding shares of the Acquired Fund owned by Stockholders as of the Effective Time, and (ii)all original documentation (including all applicable Internal Revenue Service forms, certificates, certifications and correspondence) relating to the Acquired Fund Stockholders taxpayer identification numbers and their liability for or exemption from back-up withholding. The Acquired Fund shall preserve and maintain, or shall direct its service providers to preserve and maintain, records with respect to the Acquired Fund as required by Section
31 of, and Rules 31a-1 and 31a-2 under, the 1940 Act.

6.Certain Representations and Warranties of the Acquired Fund

The Acquired Fund represents and warrants to Large Cap Growth as follows:

(a) The Acquired Fund is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Maryland. The Acquired Fund is registered with the SEC as a closed-end management investment company under the 1940 Act and is duly registered with the SEC under the 1934 Act, and such registrations will be in full force and effect as of the Effective Time.

(b) The Acquired Fund has the power and all necessary federal, state and local qualifications and authorizations to own all of the Assets, to carry on its business, to enter into this Plan and to consummate the transactions contemplated herein.

(c) The Board of Directors of the Acquired Fund has duly authorized the execution and delivery of this Plan and the transactions contemplated herein. Duly authorized officers of the Acquired Fund have executed and delivered the Plan. The Plan represents a valid and binding contract, enforceable in accordance with its terms, subject as to enforcement to bankruptcy, insolvency, reorganization, arrangement, moratorium, and other similar laws of general applicability relating to or affecting creditors rights and to general equity principles. The execution and delivery of this Plan does not, and, subject to the approval of Stockholders referred to in Section3 hereof, the consummation of the transactions contemplated by this Plan will not, violate the Acquired Funds Charter, its Bylaws or any material agreement to which the Acquired Fund is subject. Except for the approval of its Stockholders, the Acquired Fund does not need to take any other action to authorize its officers to effectuate this Plan and the transactions contemplated herein.

(d) The Acquired Fund has qualified as a regulated investment company under Part I of Subchapter M of Subtitle A, Chapter 1, of the Code, in respect of each taxable year since the commencement of its operations and intends to continue to qualify as a regulated investment company for its taxable year ending upon its liquidation.

(e) The information pertaining to the Acquired Fund included within the N-14 Registration Statement when filed with the SEC, when Part A of the N-14 Registration Statement is distributed to Stockholders, at the time of the Stockholder meeting of the Acquired Fund for approval of the Acquisition and at the Effective Time, insofar as it relates to the Acquired Fund, shall (i)comply in all material respects with the applicable provisions of the 1933 Act, the 1934 Act and the 1940 Act, and the rules and regulations thereunder and applicable state securities laws, and (ii)not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein not misleading.

(f) The Acquired Fund has duly authorized and validly issued all of its issued and outstanding shares of common stock, and all such shares are fully paid and non-assessable and were offered for sale and sold in conformity with the registration requirements of all applicable federal and state securities laws. There are no outstanding options, warrants or other rights to subscribe for or purchase any of the shares of the Acquired Fund, nor are there any securities convertible into shares of the Acquired Fund.

(g) The Acquired Fund shall operate its business in the ordinary course between the date hereof and the Effective Time. Such ordinary course of business will include the declaration and payment of customary dividends and distributions and any other dividends and distributions referred to in Section4(b) hereof.

(h) At the Effective Time, the Acquired Fund will have good and marketable title to the Assets and full right, power and authority to assign, transfer, deliver and convey the Assets.

(i) The Financial Statements of the Acquired Fund, a copy of which has been previously delivered to Large Cap Growth, fairly present the financial position of the Acquired Fund as of the Acquired Funds most recent fiscal year end and the results of the Acquired Funds operations and changes in the Acquired Funds net assets for the periods indicated.

(j) To the knowledge of the Acquired Fund, the Acquired Fund has no liabilities, whether or not determined or determinable, other than the Liabilities disclosed or provided for in its Financial Statements or Liabilities incurred in the ordinary course of business subsequent to the date of the most recent Financial Statement referencing Liabilities.

(k) To the knowledge of the Acquired Fund, except as has been disclosed in writing to Large Cap Growth, no claims, actions, suits, investigations or proceedings of any type are pending or threatened against the Acquired Fund or any of its properties or assets or any person whom the Acquired Fund may be obligated to indemnify in connection with such litigation, proceeding or investigation. Subject to the foregoing, there are no facts that the Acquired Fund has reason to believe are likely to form the basis for the institution of any such claim, action, suit, investigation or proceeding against the Acquired Fund. The Acquired Fund is not a party to nor subject to the provisions of any order, decree or judgment of any court or governmental body that adversely affects, or is reasonably likely to adversely affect, its financial condition, results of operations, or the Assets or its ability to consummate the transactions contemplated by the Plan.

(l) Except for agreements entered into or granted in the ordinary course of its business, in each case under which no material default exists, and this Plan, the Acquired Fund is not a party to or subject to any material contract or other commitments, which if terminated, may result in material liability to the Acquired Fund or under which (whether or not terminated) any material payment for periods subsequent to the Closing Date will be due from the Acquired Fund.

(m) The Acquired Fund has filed its federal income tax returns, copies of which have been previously made available to Large Cap Growth, for all taxable years for which such returns are due and has paid all taxes payable pursuant to such returns. All of the Acquired Funds tax liabilities will have been adequately provided for on its books. No such return is currently under audit and no unpaid assessment has been asserted with respect to such returns. To the best of the Acquired Funds knowledge, it will not have any tax deficiency or liability asserted against it or question with respect thereto raised, and it will not be under audit by the Internal Revenue Service or by any state or local tax authority for taxes in excess of those already paid. The Acquired Fund will timely file its federal income tax return for each subsequent taxable year including its current taxable year.

(n) For federal income tax purposes, the Acquired Fund qualifies as a regulated investment company, and the provisions of Sections 851 through 855 of the Code apply to the Acquired
Fund for the remainder of its current taxable year beginning October1, 2006, and will continue to apply through the Closing Date.

(o) Since the date of the Financial Statements of the Acquired Fund, there has been no material adverse change in its financial condition, results of operations, business, or Assets. For this purpose, negative investment performance shall not be considered a material adverse change.

(p) The Acquired Funds investment operations from inception to the date hereof have been in compliance in all material respects with the investment policies and investment restrictions set forth in its prospectus or prospectuses and statement or statements of additional information as in effect from time to time, except as previously disclosed in writing to the Large Cap Growth.

(q) The Large Cap Growth Shares to be issued to the Acquired Fund pursuant to paragraph 4(e)(1) will not be acquired for the purpose of making any distribution thereof other than to the Acquired Fund Stockholders as provided in paragraph 4(e)(1).

(r) The Acquired Fund, or its agents, (i)holds a valid Form W-8BEN, Certificate of Foreign Status of Beneficial Owner for United States Withholding (or other appropriate series of Form W-8, as the case may be) or Form W-9, Request for Taxpayer Identification Number and Certification, for each Acquired
Fund Stockholder of record, which Form W-8 or Form W-9 can be associated with reportable payments made by the Acquired Fund to such Stockholder, and/or (ii)has otherwise timely instituted the appropriate backup withholding procedures with respect to such Stockholder as provided by Section3406 of the Code and the regulations thereunder.

7. Certain Representations and Warranties of Large Cap Growth

Large Cap Growth represents and warrants to the Acquired Fund as follows:

(a) Large Cap Growth is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Maryland. Large Cap Growth is registered with the SEC as an open-end management investment company under the 1940 Act and is duly registered with the SEC under the 1934 Act, and such registrations will be in full force and effect as of the Effective Time.

(b) Large Cap Growth shall operate its business in the ordinary course between the date hereof and the Effective Time. Such ordinary course of business will include the declaration and payment of customary dividends and distributions.

(c) Large Cap Growth has the power and all necessary federal, state and local qualifications and authorizations to own all of its assets, to carry on its business, to enter into this Plan and to consummate the transactions contemplated herein.

(d) The Board of Directors of Large Cap Growth has duly authorized execution and delivery of this Plan and the transactions contemplated herein. Duly authorized officers of Large Cap Growth have executed and delivered the Plan. The Plan represents a valid and binding contract, enforceable in accordance with its terms, subject as to enforcement to bankruptcy, insolvency, reorganization, arrangement, moratorium and other similar laws of general applicability relating to or affecting creditors rights and to general equity principles. The execution and delivery of this Plan does not, and the consummation of the transactions contemplated by this Plan will not violate the Charter of Large Cap Growth, its Bylaws or any material agreement to which Large Cap Growth is subject. Except for the approval of its Board, Large Cap Growth does not need to take any other action to authorize its officers to effectuate the Plan and the transactions contemplated herein.

(e) Large Cap Growth has qualified as a regulated investment company under Part I of Subchapter M of Subtitle A, Chapter 1, of the Code, in respect of each taxable year since the commencement of its operations and qualifies and intends to continue to qualify as a regulated investment company for its current taxable year.

(f) The N-14 Registration Statement, when filed with the SEC, when Part A of the N-14 Registration Statement is distributed to Stockholders, at the time of the Stockholder meeting of the Acquired Fund for approval of the Acquisition and at the Effective Time, insofar as it relates to Large Cap Growth, shall (i)comply in all material respects with the applicable provisions of the 1933 Act, the 1934 Act and the 1940 Act, and the rules and regulations thereunder and applicable state securities laws and (ii)not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(g) Large Cap Growth has duly authorized and validly issued all issued and outstanding Large Cap Growth Shares, and all such shares are fully paid and non-assessable and were offered for sale and sold in conformity with the registration requirements of all applicable federal and state securities laws. Large Cap Growth has duly authorized the Large Cap Growth Shares referred to in Section4(e) hereof to be issued and delivered to the Acquired Fund as of the Effective Time. When issued and delivered, such Large Cap Growth Shares shall be validly issued, fully paid and non-assessable, and no Stockholder of Large Cap Growth shall have any preemptive right of subscription or purchase in respect of any such share. There are no outstanding options, warrants or other rights to subscribe for or purchase any Large Cap Growth Shares, nor are there any securities convertible into Large Cap Growth Shares.

(h) To the knowledge of Large Cap Growth, except as has been disclosed in writing to the Acquired Fund, no claims, actions, suits, investigations or proceedings of any type are pending or threatened against Large Cap Growth or any of its properties or assets or any person whom Large Cap Growth may be obligated to indemnify in connection with such litigation, proceeding or investigation. Subject to the foregoing, there are no facts that Large Cap Growth currently has reason to believe are likely to form the basis for the institution of any such claim, action, suit, investigation or proceeding against Large Cap Growth. Large Cap Growth is not a party to or subject to the provisions of any order, decree or judgment of any court or governmental body that adversely affects, or is reasonably likely to adversely affect its financial condition, results of operations, its assets or its ability to consummate the transactions contemplated by this Plan.

(i) Except for agreements entered into or granted in the ordinary course of its business, in each case under which no material default exists, Large Cap Growth is not a party to or subject to any material contract, debt instrument, employee benefit plan, lease, franchise, license or permit of any kind or nature whatsoever.

(j) Large Cap Growth has filed its federal income tax returns, copies of which have been previously made available to the Acquired Fund, for all taxable years for which such returns are due and has paid all taxes payable pursuant to such returns. All of Large Cap Growths tax liabilities will have been adequately provided for on its books. No such return is currently under audit and no unpaid assessment has been asserted with respect to such returns. To the best of Large
Cap Growths knowledge, it will not have any tax deficiency or liability asserted against it or question with respect thereto raised, and it will not be under audit by the Internal Revenue Service or by any state or local tax authority for taxes in excess of those already paid. Large Cap Growth will timely file its federal income tax return for each subsequent taxable year including its current taxable year.

(k) For federal income tax purposes, Large Cap Growth qualifies as a regulated investment company, and the provisions of Sections 851 through 855 of the Code apply to Large Cap Growth for the remainder of its current taxable year beginning August 1, 2007, and will continue to apply through the Closing Date.

(l) The Financial Statements of Large Cap Growth, a copy of which has been previously delivered to the Acquired Fund, fairly present the financial position of Large Cap Growths most recent fiscal year end and the results of Large Cap Growths operations and changes in Large Cap Growths net assets for the period indicated.

(m) Since the date of the Financial Statements of Large Cap
Growth, there has been no material adverse change in its financial condition, results of operations, business or assets. Negative investment performance shall not be considered a material adverse change.

(n) Large Cap Growths investment operations from inception to the date hereof have been in compliance in all material respects with the investment policies and investment restrictions set forth in its prospectus or prospectuses and statement or statements of additional information as in effect from time to time, except as previously disclosed in writing to the Acquired Fund.

(o) Large Cap Growth will use all reasonable efforts to obtain the approvals and authorizations required by the 1933 Act, the 1940 Act and such other state securities laws as it may deem appropriate in order to continue its operations after the Closing Date.

8. Conditions to the Obligations of Large Cap Growth and the
Acquired Fund

The obligations of Large Cap Growth and the Acquired Fund with respect to the Acquisition shall be subject to the following conditions precedent:

(a) The Stockholders of the Acquired Fund shall have approved the Acquisition in the manner required by the Charter of the Acquired Fund, its Bylaws and applicable law. If Stockholders of the Acquired Fund fail to approve the Acquisition as required, that failure shall release the Funds of their obligations under this Plan.

(b) Large Cap Growth and the Acquired Fund shall have delivered to the other party a certificate dated as of the Closing Date and executed in its name by its Secretary or an Assistant Secretary, in a form reasonably satisfactory to the receiving party, stating that the representations and warranties of Large Cap Growth or the Acquired Fund, as applicable, in this Plan that apply to the Acquisition are true and correct in all material respects at and as of the Valuation Time.

(c) Large Cap Growth and the Acquired Fund shall have performed and complied in all material respects with each of its representations and warranties required by this Plan to be performed or complied with by it prior to or at the Valuation
Time and the Effective Time.

(d) There has been no material adverse change in the financial condition, results of operations, business, properties or assets of Large Cap Growth or the Acquired Fund since the date of the most recent Financial Statement. Negative investment performance shall not be considered a material adverse change.

(e) Large Cap Growth and the Acquired Fund shall have received an opinion of Seward& Kissel LLP reasonably satisfactory to each of them, substantially to the effect that for federal income tax purposes:

(1) the Acquisition will constitute a reorganization within the meaning of Section368(a) of the Code and that Large Cap Growth and the Acquired Fund will each be a party to a reorganization within the meaning of Section368(b) of the Code;

(2) a Stockholder of the Acquired Fund will recognize no gain or loss on the exchange of the Stockholders shares of the Acquired
Fund solely for Large Cap Growth Shares;

(3) neither the Acquired Fund nor Large Cap Growth will recognize any gain or loss upon the transfer of all of the Assets to Large Cap Growth in exchange for Large Cap Growth Shares and the assumption by Large Cap Growth of the Liabilities pursuant to this Plan or upon the distribution of Large Cap Growth Shares to Stockholders of the Acquired Fund in exchange for their respective shares of the Acquired Fund;

(4) the holding period and tax basis of the Assets acquired by Large Cap Growth will be the same as the holding period and tax basis that the Acquired Fund had in such Assets immediately prior to the Acquisition;

(5) the aggregate tax basis of Large Cap Growth Shares received in connection with the Acquisition by each Stockholder of the Acquired Fund (including any fractional share to which the Stockholder may be entitled) will be the same as the aggregate tax basis of the shares of the Acquired Fund surrendered in exchange therefore, increased by any gain recognized on the exchange;

(6) the holding period of Large Cap Growth Shares received in connection with the Acquisition by each Stockholder of the Acquired Fund (including any fractional share to which the Stockholder may be entitled) will include the holding period of the shares of the Acquired Fund surrendered in exchange therefor, provided that such Acquired Fund shares constitute capital assets in the hands of the Stockholder as of the Closing Date;

(7) Large Cap Growth will succeed to the capital loss carryovers of the Acquired Fund, if any, under Section381 of the Code, but the use by Large Cap Growth of any such capital loss carryovers (and of capital loss carryovers of Large Cap Growth) may be subject to limitation under Section383 of the Code; and

(8) any gain or loss realized by a Stockholder of the Acquired Fund upon the sale of a fractional share of Large Cap Growth to which the Stockholder is entitled will be recognized to the Stockholder and measured by the difference between the amount of cash received and the basis of the fractional share and, provided that the Acquired Fund shares surrendered constitute capital assets in the hands of the Stockholder, will be a capital gain or loss.

The opinion will be based on certain factual certifications made by officers of the Funds and will also be based on customary assumptions and subject to certain qualifications. The opinion is not a guarantee that the tax consequences of the Acquisition will be as described above.

Notwithstanding this subparagraph (e), Seward& Kissel LLP will express no view with respect to the effect of the Acquisition on any transferred asset as to which any unrealized gain or loss is required to be recognized at the end of a taxable year (or on the termination or transfer thereof) under federal income tax principles. Each Fund shall agree to make and provide additional factual representations to Seward& Kissel LLP with respect to the Funds, that are reasonably necessary to enable Seward& Kissel LLP to deliver the tax opinion. Notwithstanding anything in this Plan to the contrary, neither Fund may waive in any material respect the conditions set forth under this subparagraph (e).

(f) The N-14 Registration Statement shall have become effective under the 1933 Act as to the Large Cap Growth Shares, and the SEC shall not have instituted and, to the knowledge of Large
Cap Growth, is not contemplating instituting any stop order suspending the effectiveness of the N-14 Registration Statement.

(g) No action, suit or other proceeding shall be threatened or pending before any court or governmental agency in which it is sought to restrain or prohibit, or obtain damages or other relief in connection with, the Acquisition.

(h) The SEC shall not have issued any unfavorable advisory report under Section25(b) of the 1940 Act nor instituted any proceeding seeking to enjoin consummation of the Acquisition under Section
25(c) of the 1940 Act.

(i) Neither party shall have terminated this Plan with respect to the Acquisition pursuant to Section13 of this Plan.

9. Conditions to the Obligations of the Acquired Fund

The obligations of the Acquired Fund with respect to the Acquisition shall be subject to the following conditions precedent:

(a) The Acquired Fund shall have received an opinion of Seward& Kissel LLP, counsel to Large Cap Growth, in form and substance reasonably satisfactory to the Acquired Fund and dated as of the Closing Date, substantially to the effect that:

(1) Large Cap Growth is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Maryland and is an open-end, management investment company registered under the 1940 Act and duly registered under the 1934 Act;

(2) This Plan has been duly authorized, executed and delivered by Large Cap Growth and, assuming the N-14 Registration Statement referred to in Section2 of this Plan does not contain any material misstatements or omissions, and assuming due authorization, execution and delivery of this Plan by the Acquired Fund, represents a legal, valid and binding contract, enforceable in accordance with its terms, subject to the effect of bankruptcy, insolvency, moratorium, fraudulent conveyance and transfer and similar laws relating to or affecting creditors rights generally and court decisions with respect thereto, and further subject to the application of equitable principles in any proceeding, whether at law or in equity or with respect to the enforcement of provisions of the Plan and the effect of judicial decisions which have held that certain provisions are unenforceable when their enforcement would violate an implied covenant of good faith and fair dealing or would be commercially unreasonable or when default under the Plan is not material;

(3) The Large Cap Growth Shares to be delivered as provided for by this Plan are duly authorized and upon delivery will be validly issued, fully paid and non-assessable by Large Cap Growth;

(4) The execution and delivery of this Plan did not, and the consummation of the Acquisition will not, violate the Charter of Large Cap Growth, its Bylaws or any agreement of Large Cap Growth known to such counsel, after reasonable inquiry; and

(5) To the knowledge of such counsel, no consent, approval, authorization or order of any federal or state court or administrative or regulatory agency, other than the acceptance of record of Articles of Transfer by the SDAT, is required for Large Cap Growth to enter into this Plan or carry out its terms, except those that have been obtained under the 1933 Act, the 1934 Act, the 1940 Act and the rules and regulations under those Acts or that may be required under state securities laws or subsequent to the Effective Time or when the failure to obtain the consent, approval, authorization or order would not have a material adverse effect on the operation of Large Cap Growth.

In rendering such opinion, Seward& Kissel LLP may (i)rely on the opinion of Venable LLP as to matters of Maryland law to the extent set forth in such opinion, (ii)make assumptions regarding the authenticity, genuineness and/or conformity of documents and copies thereof without independent verification thereof,
(iii)limit such opinion to applicable federal and state law,
(iv)define the word knowledge and related terms to mean the knowledge of attorneys then with such firm who have devoted substantive attention to matters directly related to this Plan and (v)rely on certificates of officers or directors of Large
Cap Growth as to factual matters.

(b) The Acquired Fund shall have received a letter from AllianceBernstein L.P. (the Adviser) with respect to insurance matters in form and substance satisfactory to the Acquired Fund.


10. Conditions to the Obligations of Large Cap Growth

The obligations of Large Cap Growth with respect to the Acquisition shall be subject to the following conditions precedent:

(a) Large Cap Growth shall have received an opinion of Seward&
Kissel LLP, counsel to the Acquired Fund, in form and substance reasonably satisfactory to Large Cap Growth and dated as of the Closing Date, substantially to the effect that:

(1) The Acquired Fund is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Maryland and is a closed-end management investment company registered under the 1940 Act and duly registered under the 1934 Act;

(2) This Plan has been duly authorized, executed and delivered by the Acquired Fund and, assuming the N-14 Registration Statement referred to in Section2 of this Plan does not contain any material misstatements or omissions, and assuming due authorization, execution and delivery of this Plan by Large
Cap Growth, represents a legal, valid and binding contract, enforceable in accordance with its terms, subject to the effect of bankruptcy, insolvency, moratorium, fraudulent conveyance and transfer and similar laws relating to or affecting creditors rights generally and court decisions with respect thereto, and further subject to the application of equitable principles in any proceeding, whether at law or in equity or with respect to the enforcement of provisions of the Plan and the effect of judicial decisions which have held that certain provisions are unenforceable when their enforcement would violate an implied covenant of good faith and fair dealing or would be commercially unreasonable or when default under the Plan is not material;

(3) The execution and delivery of this Plan did not, and the consummation of the Acquisition will not, violate the Charter of the Acquired Fund, its Bylaws or any agreement of the Acquired Fund known to such counsel, after reasonable inquiry, and no approval of the Plan by the Stockholders of Large Cap Growth is required under its Charter, Bylaws or applicable law; and

(4)	To the knowledge of such counsel, no consent, approval,
authorization or order of any federal or state court or administrative or regulatory agency, other than the acceptance of record of Articles of Transfer by the SDAT, is required for the Acquired Fund to enter into the Plan or carry out its terms, except those that have been obtained under the 1933 Act, the 1934 Act, the 1940 Act and the rules and regulations under those Acts or that may be required under state securities laws or subsequent to the Effective Time or when the failure to obtain the consent, approval, authorization or order would not have a material adverse effect on the operation of the Acquired Fund.

In rendering such opinion, Seward& Kissel LLP may (i)rely on the opinion of Venable LLP as to matters of Maryland law, (ii)make assumptions regarding the authenticity, genuineness and/or conformity of documents and copies thereof without independent verification thereof, (iii)limit such opinion to applicable federal and state law, (iv)define the word knowledge and related terms to mean the knowledge of attorneys then with such firm who have devoted substantive attention to matters directly related to this Plan and (v)rely on certificates of officers or directors of the Acquired Fund as to factual matters.

(b) Large Cap Growth shall have received a letter from the Adviser agreeing to indemnify Large Cap Growth in respect of certain liabilities of the Acquired Fund in form and substance satisfactory to Large Cap Growth.

11. Closing

(a) The Closing shall be held at the offices of the Funds, 1345
Avenue of the Americas, New York, NewYork 10105, or at such other time or place as the parties may agree.

(b) In the event that at the Valuation Time (a)the NYSE shall be closed to trading or trading thereon shall be restricted, or (b)trading or the reporting of trading on said Exchange or elsewhere shall be disrupted so that accurate appraisal of the value of the net assets of the Acquired Fund or the Large Cap Growth is impracticable, the Closing Date shall be postponed until the first business day after the day when trading shall have been fully resumed and reporting shall have been restored; provided that if trading shall not be fully resumed and reporting restored within three business days of the Valuation Time, this Plan may be terminated by either the Acquired Fund or Large Cap Growth upon the giving of written notice to the other party.

(c) Large Cap Growth will provide to the Acquired Fund evidence satisfactory to the Acquired Fund that Large Cap Growth Shares issuable pursuant to the Acquisition have been credited to the Acquired Funds account on the books of Large Cap Growth. After the Closing Date, the Large Cap Growth will provide to the Acquired Fund evidence satisfactory to the Acquired Fund that such Shares have been credited pro rata to open accounts in the names of the Acquired Fund Stockholders.

(d) At the Closing, each party shall deliver to the other such bills of sale, instruments of assumption of liabilities, checks, assignments, stock certificates, receipts or other documents as such other party or its counsel may reasonably request in connection with the transfer of assets, assumption of liabilities and liquidation contemplated by the Plan.

12. Survival of Representations and Warranties

No representations, warranties or covenants in or pursuant to this Plan (including certificates of officers) hereto shall survive the completion of the transactions contemplated herein.

13. Termination of Plan

A majority of either Funds Board of Directors may terminate this Plan with respect to that Fund at any time before the applicable Effective Time if: (i)the Funds conditions precedent set forth in Sections 8, 9 or 10 as appropriate, are not satisfied; or (ii)the Board of Directors determines that the consummation of the Acquisition is not in the best interests of the Fund or its Stockholders and gives notice of such termination to the other party.

14. Governing Law

This Plan and the transactions contemplated hereby shall be governed, construed and enforced in accordance with the laws of the State of New York, except to the extent preempted by federal law, without regard to conflicts of law principles.

15. Brokerage Fees

Each party represents and warrants that there are no brokers or finders entitled to receive any payments in connection with the transactions provided for in the Plan.

16. Amendments

The parties may, by agreement in writing authorized by their respective Board of Directors, amend this Plan at any time before or after the Stockholders of the Acquired Fund approve the Acquisition. However, after Stockholders of the Acquired Fund approve the Acquisition, the parties may not amend this Plan in a manner that materially alters the obligations of the other party. This Section shall not preclude the parties from changing the Closing Date or the Effective Time by mutual agreement.

17. Waivers

At any time prior to the Closing Date, either party may by written instrument signed by it (i)waive the effect of any inaccuracies in the representations and warranties made to it contained herein and (ii)waive compliance with any of the agreements, covenants or conditions made for its benefit contained herein. Any waiver shall apply only to the particular inaccuracy or requirement for compliance waived, and not any other or future inaccuracy or lack of compliance.

18. Indemnification of Directors

Large Cap Growth agrees that all rights to indemnification and all limitations of liability existing in favor of the Acquired Funds current and former Directors and officers, acting in their capacities as such, under the Acquired Funds Articles of Incorporation and Bylaws as in effect as of the date of this Plan shall survive the Acquisition as obligations of the Large Cap Growth and shall continue in full force and effect, without any amendment thereto, and shall constitute rights which may be asserted against Large Cap Growth, its successors or assigns.

19. Cooperation and Further Assurances

Each party will cooperate with the other in fulfilling its obligations under this Plan and will provide such information and documentation as is reasonably requested by the other in carrying out the Plans terms. Each party will provide such further assurances concerning the performance of its obligations hereunder and execute all documents for or in connection with the consummation of the Acquisition as, with respect to such assurances or documents, the other shall deem necessary or appropriate.

20. Updating of N-14 Registration Statement

If at any time prior to the Effective Time, a party becomes aware of any untrue statement of a material fact or omission to state a material fact required to be stated therein or necessary to make the statements made not misleading in the N-14 Registration Statement, the party discovering the item shall notify the other party and the parties shall cooperate in promptly preparing, filing and clearing with the SEC and, if appropriate, distributing to Stockholders appropriate disclosure with respect to the item.

21. Limitation on Liabilities

The obligations of the Acquired Fund and Large Cap Growth shall not bind any of the directors, Stockholders, nominees, officers, agents, employees or agents of the Acquired Fund or Large Cap Growth personally, but shall bind only the Acquired Fund or Large Cap Growth, as appropriate. The execution and delivery of this Plan by an officer of either party shall not be deemed to have been made by the officer individually or to impose any liability on the officer personally, but shall bind only the Acquired Fund or Large Cap Growth, as appropriate.

22. Termination of the Acquired Fund

If the parties complete the Acquisition, the Acquired Fund shall terminate its registration under the 1940Act, the 1933 Act, and the 1934 Act and liquidate and dissolve.

23. Notices

Any notice, report, statement, certificate or demand required or permitted by any provision of the Plan shall be in writing and shall be given in person or by telecopy, certified mail or overnight express courier to:

For the Acquired Fund:

Alliance All-Market Advantage Fund, Inc.

1345 Avenue of the Americas
New York, New York 10105

Attention: Secretary

For Large Cap Growth:

AllianceBernstein Large Cap Growth Fund, Inc.

1345 Avenue of the Americas
New York, New York 10105

Attention: Secretary

24. Expenses

The Acquisition expenses shall be paid by AMA.



In Witness Whereof, the parties hereto have executed this Plan as of the day and year first above written.


AllianceBernstein All-Market Advantage Fund, Inc.

Attest:

By:
Name: ______________________		Name: ______________________
Title: ______________________		Title: ______________________


AllianceBernstein Large Cap Growth Fund, Inc.

Attest:


By:
Name: ______________________		Name: ______________________
Title: ______________________		Title: ______________________












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